Exhibit 10.1

CLIFFORD CHANCE LLP

DATED 28 FEBRUARY 2008

GOLDEN TELECOM INC.

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

AS JUNIOR CREDITOR

AND

CITIBANK INTERNATIONAL PLC

AS THE AGENT

SUBORDINATION DEED

ENTERED INTO IN COMPLIANCE WITH THE TERMS OF A

US$275,000,000 TERM FACILITY AGREEMENT DATED 25

JANUARY 2007, AS AMENDED AND RESTATED ON 22

MARCH 2007 AND AS FURTHER AMENDED 20 NOVEMBER

2007

THIS DEED is made on 28 February 2008

BETWEEN:

(1)	GOLDEN TELECOM, INC. (a Delaware corporation) (the “Company”);

(2)	OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS” (a company organised under the laws of the Russian Federation and registered under number 1027700166636 (the “Junior Creditor”); and

(3)	CITIBANK INTERNATIONAL PLC as agent of the other Finance Parties (the “Agent”).

WHEREAS:

1.	The Finance Parties have made available to the Borrowers a term loan facility of US$275,000,000 under a Term Facility Agreement (defined below).

2.	Pursuant to a letter dated 19 December 2007 addressed to the Agent and amended on 17 January 2008 (as amended, the “Waiver Request”), the Company on its own behalf and on behalf of EDN Sovintel LLC. and GTS Finance Inc.) informed the Finance Parties of a proposed tender offer by Lillian Acquisition, Inc. (“Merger Sub”), a newly incorporated wholly owned Delaware subsidiary of VimpelCom Finance B.V. (“Parent”) (which in turn is a wholly owned subsidiary of the Junior Creditor) to acquire all of the issued and outstanding shares of the Company.

3.	In accordance with the Waiver Request:

(a)	the acquisition will be financed in part by inter-company loans of approximately US$4,200,000,000 (the “Intercompany Loans”) to be advanced by the Junior Creditor to the Merger Sub; and

(b)	Merger Sub and Parent will have entered into an agreement and plan of merger dated 21 December 2007 with the Company (the “Merger Agreement”), pursuant to which, following completion of the acquisition, Merger Sub will undertake a statutory merger under Delaware law with and into the Company (the “Merger”), with the Company surviving the Merger, as a direct, wholly owned subsidiary of the Parent.

4.	The Company has requested the Majority Lenders to agree to exclude the amounts borrowed under the Intercompany Loans from the definition of “Borrowings” in clause 20.1 (Financial definitions) of Term Facility Agreement on the condition that, with effect from the date of completion of the Merger, the Intercompany Loans shall be subordinated to the Finance Documents on the terms and subject to the conditions of this Deed.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Conversion” has the meaning given to it in Clause 9 (Conversion).

“Junior Liabilities” means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly, severally or in any other capacity whatsoever and whether originally incurred by the Company or some other person) of the Company to the Junior Creditor.

“Merger Effective Date” means the effective date of the Merger, being the date on which the Company assumes the liabilities of the Merger Sub under the Intercompany Loans.

“Process Agent” means Law Debenture Corporate Services Limited, located at the date hereof at 5th Floor, 100 Wood Street, London EC2V 7EX, England.

“Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)	the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(c)	the time barring of claims under statutes of limitation;

(d)	the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void;

(e)	defences of set-off and counterclaim; and

(f)	any principles which are set out in the qualifications as to matters of law in the legal opinions delivered to the Agent in connection with this Deed.

“Senior Liabilities” means all present and future obligations and liabilities (whether actual or contingent, whether owed jointly, severally or in any other capacity whatsoever and whether originally incurred by an Obligor or by some other person) of each Obligor to the Finance Parties (or any of them) under each of the Finance Documents.

“Subordination Period” means the period beginning on the Merger Effective Date and ending on the earlier of the date on which the Agent is satisfied that the Senior Liabilities have been irrevocably paid or discharged in full and the date of Conversion of all Junior Liabilities in accordance with Clause 9 (Conversion).

“Term Facility Agreement” means the US$275,000,000 term facility agreement dated 25 January 2007 (as amended and restated on 22 March 2007 and as further amended on 20 November 2007) between, amongst others, Golden Telecom Inc., EDN Sovintel LLC., GTS Finance Inc. (the Original Obligors), Citibank N.A., London Branch (the Arranger), Citibank International plc (the Agent) and the Original Lenders (as defined therein).

1.2	Terms defined in other Finance Documents

Unless defined in this Deed or the context otherwise requires, a term defined in the Term Facility Agreement or in any other Finance Document has the same meaning in this Deed or in any notice given under or in connection with this Deed.

1.3	Construction

Clause 1.2 (Construction) of the Term Facility Agreement will apply as if incorporated in this Deed or in any notice given under or in connection with this Deed.

1.4	Application of provisions in Facility Agreement

Clauses 33 (Remedies and waivers), 39 (Enforcement) and 40 (Arbitration) of the Term Facility Agreement are deemed to form part of this Deed as if expressly incorporated into it and as if all references in such clauses to the Term Facility Agreement were a reference to this Deed.

1.5	Third party rights

A person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

2.	SUBORDINATION

The rights of the Junior Creditor in respect of the Junior Liabilities are subordinated to the Senior Liabilities and accordingly payment and receipt of any amount of the Junior Liabilities is not permitted (other than in accordance with and without prejudice to Clause 9 (Conversion)) until the end of the Subordination Period.

3.	REPRESENTATIONS

The Junior Creditor makes the representations and warranties set out in this Clause 3 (Representations) to each Finance Party on the date of this Deed.

3.1	Status

(a)	It is a company, duly organised and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and to carry on its business as it is being conducted.

3.2	Binding obligations

Subject to the Reservations, the obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable obligations.

3.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by this Deed, do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

3.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action (except for any such action which is not required to be performed prior to entering into this Deed) to authorise its entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed.

3.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Deed; and

(b)	to make this Deed admissible in evidence in its jurisdiction of incorporation (other than any Russian legal requirement to provide a duly certified translation thereof into Russian),

have	been obtained or effected and are in full force and effect.

3.6	Governing law and enforcement

The choice of English law as the governing law of this Deed will be recognised and enforced in its jurisdiction of incorporation, subject to the Reservations.

3.7	Status of the Merger Sub

(a)	The Merger Sub is a special purpose vehicle incorporated on December 2007 and since that date, the Merger Sub has not traded, carried on any business, owned any assets (other than in accordance with the Merger Agreement), has not incurred any liabilities (contingent or otherwise) and will not have incurred any liabilities (contingent or otherwise) until the Merger Effective Date, other than:

(i)	the Intercompany Loans;

(ii)	a loan of US$250,000,000 (the “External Loan”) which is currently being contemplated to be raised by the Merger Sub from third party lenders, and a mandate letter in relation to the External Loan;

(iii)	other liabilities arising solely in connection with assumption of obligations under the Merger Agreement; and

(iv)	tax and other liabilities arising under applicable laws.

(b)	With effect from the Merger Effective Date the Merger Sub will be merged with Company with the Company surviving the Merger as a direct wholly owned subsidiary of the Parent and all claims (if any) of the Merger Sub against the Company shall be extinguished on and from the Merger Effective Date.

(c)	The assumption of the Merger Sub’s liabilities listed in sub-clause 3.7(a)(iii) and 3.7(a)(iv) by the Company with effect from the Merger Effective Date will not breach the financial covenants under clause 20.2 of the Term Facility Agreement, as amended pursuant to the Waiver Request.

3.8	Repetition

The representations and warranties set out in Clauses 3.1 (Status) to 3.7 (Status of the Merger Sub) are made by the Junior Creditor on the date of this Deed, on the Merger Effective Date and on the first day of each Interest Period in each case with reference to the facts and circumstances then subsisting.

4.	UNDERTAKINGS

Each of the Company and the Junior Creditor jointly and severally gives the undertakings set out in this Clause 4 (Undertakings) to the Agent on its own behalf and for and on behalf of the Finance Parties.

4.1	Payments

The Company shall not, other than to the extent required to effect any Conversion (in accordance with and without prejudice to Clause 9 (Conversion)), without the prior written consent of the Agent:

(a)	make any payment (whether in respect of principal interest or otherwise) on account of all or any of the Junior Liabilities (whether by way of cash, loan or otherwise);

(b)	redeem, purchase or otherwise acquire, or grant Security in respect of, all or any of the Junior Liabilities;

(c)	take, or permit to be taken, any action or step with a view to its winding-up, receivership or administration;

(d)	repay or prepay any, or pay any interest, fees or commissions (but without prejudice to the accrual thereof) on, or by reference to, all or any of the Junior Liabilities; or

(e)	take or omit to take any action or step (including, without limitation, the exercise of any right of set-off, counterclaim or lien) whereby the subordination of all or any of the Junior Liabilities might be terminated, impaired or adversely affected.

4.2	Receipts

The Junior Creditor shall not, other than to the extent required to effect any Conversion (in accordance with and without prejudice to Clause 9 (Conversion)), without the prior written consent of the Agent:

(a)	receive any payment (whether in respect of principal, interest or otherwise) made by the Company of all or any of the Junior Liabilities (whether by way of cash, loan or otherwise);

(b)	assign, transfer or otherwise dispose of, or make demand for or accept Security in respect of, all or any of the Junior Liabilities or all or any rights which it may have against the Company in respect of all or any part of the Junior Liabilities;

(c)	take, or permit to be taken, any action or step to commence or continue any proceedings against the Company, or take any action in respect of, all or any of the Junior Liabilities (including, without limitation, the exercise of any right of set-off, counterclaim or lien);

(d)	take, or permit to be taken, any action or step with a view to the winding-up, receivership or administration of the Company; or

(e)	take or omit to take any action or step whereby the subordination of all or any of the Junior Liabilities might be terminated, impaired or adversely affected.

4.3	Duration

The undertakings given by the Company and the Junior Creditor in this Clause 4 (Undertakings) will remain in force until the end of the Subordination Period.

5.	TURNOVER

5.1	Turnover by Junior Creditor

If the Junior Creditor receives or recovers:

(a)	any payment in cash or in kind, or any distribution of, or on account of or for the purchase or other acquisition of, or otherwise in relation to, any of the Junior Liabilities;

(b)	any amount by way of set-off in respect of any of the Junior Liabilities owed to it; or

(c)	the proceeds of any enforcement of any Security or guarantee for any of its Junior Liabilities,

in each case, in contravention of Clause 2 (Subordination) or 4 (Undertakings), the Junior Creditor shall promptly pay an amount equal to that receipt or recovery to the Agent to be held on trust by the Agent for application in accordance with the terms of this Deed.

5.2	Sums received by the Company

If the Company receives or recovers any sum which, under the terms of any of the Finance Documents, should have been paid to the Agent, the Company will promptly pay an amount equal to that receipt or recovery to the Agent to be held on trust by the Agent for application in accordance with the terms of this Deed.

5.3	Extent of turnover payments

The payments referred to in this Clause 5 (Turnover) shall, in each case, extend only to the amount or value of any assets received by the Junior Creditor as may be necessary to repay in full the Senior Liabilities.

6.	DEFAULT AND INSOLVENCY

6.1	Exercise of Junior Creditor rights

In the event:

(a)	of any dissolution, winding up, liquidation or reorganisation of the Company; or

(b)	that any Event of Default is continuing,

the Agent may, and is hereby irrevocably authorised and empowered (in its own name or in the name of the Junior Creditor or otherwise) but will have no obligation to:

(i)	demand, sue for, collect and/or secure every payment or distribution of assets of the Company to which the Junior Creditor would be entitled in respect of the Junior Liabilities; and

(ii)	file claims and proofs of claim in the name of the Junior Creditor in respect of the Junior Liabilities or take any other action as the Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Agent.

6.2	Insolvency event

(a)	On a winding-up, administration, dissolution or any analogous procedure in any jurisdiction of the Company or of the Junior Creditor, the claims of the Junior Creditor in respect of the Junior Liabilities will be postponed to the Senior Liabilities and no amount will be payable to the Junior Creditor in respect of the Junior Liabilities nor will any distribution of assets of any kind or character be made to the Junior Creditor in respect of the Junior Liabilities (whether in cash or in kind); and

(b)	any payment or distribution of assets of the Company of any kind or character to which the Junior Creditor would have been entitled but for the provisions of this Clause 6 (Insolvency) will be paid by the Company, or other person making such payment or distribution, to the Agent to the extent necessary to repay all the Senior Liabilities in full.

6.3	Insolvency turnover

In the event of:

(a)	payment being made to, or Security being held by, or the benefit of any right of set-off or counterclaim being exercised by, the Junior Creditor in breach of this Clause 6 (Insolvency); or

(b)	any payment or distribution being made to the Junior Creditor by any liquidator, administrator, receiver, receiver and manager or other similar officer or person,

the Junior Creditor shall:

(i)	if the Junior Creditor actually receives or recovers the amount discharged or purported to be discharged, hold the same upon trust for the Agent and will promptly pay the same to the Agent to be held on trust by the Agent for application in or towards payment of all the Senior Liabilities; and

(ii)	if the Junior Creditor does not, for any reason, actually receive or recover the amount discharged or purported to be discharged or that amount is discharged by way of set off (mandatory or otherwise), promptly pay an amount equal to that discharged, purported to be discharged or set off to the Agent to be held on trust by the Agent for application in or towards payment of all the Senior Liabilities.

7.	PROVISIONS AS TO SUBORDINATION

7.1	Continuing agreement

This Deed will apply during the Subordination Period in respect of the Senior Liabilities notwithstanding any intermediate payment in whole or in part of the Senior Liabilities.

7.2	Waiver

The subordination effected by, and the obligations of the Company and the Junior Creditor to the Agent under, this Deed will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release, prejudice or otherwise exonerate the Junior Creditor and the Company from their respective obligations under this Deed or affect such obligations including, without limitation, and whether or not known by the Company, the Junior Creditor or any other person:

(a)	the winding-up, dissolution, administration or reorganisation of the Junior Creditor or any other person or any change in its status, function, control or ownership;

(b)	any of the obligations of any Party under any Finance Document or under any other security relating to any Finance Document being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	any time, waiver or other indulgence being granted or agreed to be granted to Junior Creditor or any other person in respect of any of its obligations under any Finance Document or under any other Security;

(d)	any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case however fundamental and of whatsoever nature and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any variation or increase in any facility or amount made available under any facility or the addition of any new facility under any Finance Document or other document or any variation, waiver or release of, any obligation of any person under any Finance Document or under any other security;

(e)	any failure to take, or fully to take, any security contemplated by any Finance Document or otherwise agreed to be taken in respect of the Company’s obligations under any Finance Document; and

(f)	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Company’s obligations under any Finance Document.

7.3	Consent to Finance Documents

(a)	The Junior Creditor acknowledges and has no objections to the terms of each Finance Document and irrevocably consents to any amendment or waiver made to any Finance Document pursuant to clause 34 (Amendments and waivers) of the Term Facility Agreement.

(b)	The Company and the Agent hereby expressly designate this Deed as a Finance Document.

8.	RIGHTS OF THE AGENT

8.1	Delegation by the Agent

(a)	The Agent may from time to time delegate by power of attorney or otherwise to any person or corporation any of the powers and discretions of the Agent under this Deed whether arising by statute, the provisions hereof or otherwise upon such terms and for such periods of time as it may think fit and may determine any such delegation.

(b)	The Agent will not be liable to the Company and the Junior Creditor for any loss or damage arising from any act, default, omission or misconduct of any such delegate and references in this Deed to the Agent will where the context so admits include references to any delegates so appointed.

8.2	Granting time

The Agent may, at any time, without discharging or in any way affecting the subordination effected by or pursuant to this Deed or any remedy of the Agent in respect of such security, grant to the Company or the Junior Creditor or any other person, time or indulgence, further credit, loans or advances, or enter into any arrangement, composition or variation of rights with or abstain from perfecting, asserting, calling, exercising or enforcing any remedies, securities, guarantees or other rights which it may now or hereafter have from or against the Company and the Junior Creditor.

8.3	Discretions

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Agent may be exercised or made at its or his absolute and unfettered discretion without any obligation to give reasons for doing so.

9.	CONVERSION

Notwithstanding anything in this Deed, the Junior Creditor shall have the right, at any time or from time to time and on such terms as it may choose, to convert all or part of the Junior Liabilities into equity capital in the Company (a “Conversion”), pursuant to which Conversion the Junior Creditor will become a direct shareholder in the Company. Upon Conversion of all of the Junior Liabilities, this Deed shall terminate, provided that (i) until all of the Junior Liabilities have been converted into equity capital in the Company, the Conversion shall not affect or impair any rights of the Agent under this Deed as to Junior Liabilities which are not so converted and (ii) such termination shall not affect any rights that may have accrued to the Agent in accordance with this Deed prior to its termination; and (iii) the Company presents evidence of Conversion of the entire Junior Liabilities to the satisfaction of the Agent, duly certified by the Company’s auditors. Conversion may be effected through directly converting debt for equity or through a contribution of equity capital which is immediately used to repay the debt.

10.	ASSIGNMENT

The Junior Creditor shall not assign or transfer all or any of its rights, title, benefit and interest in or to all or any part of the Junior Liabilities without the prior written consent of the Agent.

11.	NOTICES

11.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or internationally recognised courier.

11.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party to this Deed for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name in the execution pages to this Deed.

11.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of internationally recognised courier, when it has been left at the relevant address,

and, if a particular department or officer is specified as part of its address details provided under Clause 11.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Junior Creditor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

11.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 11.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties to this Deed.

12.	AMENDMENTS

No amendment may be made to this Deed (whether in writing or otherwise) without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) and any amendments or waivers so consented to will be binding on the Junior Creditor.

13.	FURTHER ASSURANCE

The Junior Creditor agrees that it will promptly, at the direction of the Agent (acting reasonably), execute and deliver at its own expense any document (executed as a deed or under hand as the Agent may direct) and do any act or thing in order to confirm or establish the validity and enforceability of the subordination effected by, and the obligations of the Junior Creditor to the Finance Parties under, this Deed.

14.	MISCELLANEOUS

14.1	Every provision contained in this Deed shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected by it.

14.2	This Deed may be executed in any number of counterparts and all such counterparts when executed and taken together shall constitute one and the same Deed.

15.	GOVERNING LAW

This Deed is governed by English law.

16.	SERVICE OF PROCESS

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Junior Creditor:

(i)	irrevocably appoints the Process Agent as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(ii)	agrees that failure by an agent for service of process to notify the Junior Creditor of the process shall not invalidate the proceedings concerned.

(b)	If any person appointed as Process Agent is unable for any reason to act as agent for service of process, the Junior Creditor must immediately (and in any event within 2 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another process agent for this purpose.

(c)	The Junior Creditor expressly agrees and consents to the provisions of this Clause 16 (Service of Process).

17.	PERPETUITY PERIOD

The perpetuity period for the trusts in this Deed is 80 years.

IN WITNESS whereof this Deed has been duly executed by the Parties on the day and year first above written.

EXECUTION PAGE

THE JUNIOR CREDITOR

EXECUTED as a deed

For and on behalf of

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

By:	/s/ Elena Shmatova

Address:	4 Krasnoproletarskaya Str.
127006 Moscow, Russian Federation

Attention:	Elena Shmatova, CFO

Fax:	+7 (495) 755 4616

In the presence of:	Alexey Nikonov
/s/ Alexey Nikonov
THE COMPANY EXECUTED as a deed For and on behalf of GOLDEN TELECOM INC

By:	/s/ Boris Svetlichny

Address:	Golden Telecom Inc.
2831 29th St., NW
Washington, DC
20008 USA

Attention:	General Counsel

Fax:	+ 1-202-332-4877

In the presence of:	Ian Bird
/s/ Ian Bird

THE AGENT on behalf of the Finance Parties and acting on the instructions of the Majority Lenders.

CITIBANK INTERNATIONAL PLC

By:	/s/ R. Brody

Address:	European Loans Agency
Capital Markets and Banking Operations
Citibank International PLC
5th Floor Citigroup Centre,
Canary Wharf London E14 5LB

Attention:	Mrs. R. Brody

Fax:	+44 (0) 20 8636 3824